Exhibit 10.1
Federal Home Loan Bank
of
Des Moines
2010 Annual Incentive Plan Document

I. PURPOSE
The purpose of this Annual Incentive Plan (“Plan”) is to focus the efforts of all employees of the Federal Home Loan Bank of Des Moines (“Bank”) on the following:
•	Fulfilling the Bank’s mission and vision within a safe and sound framework and in a manner consistent with the Bank’s shared values
•	Recognizing Bank employees for their individual and/or team contributions to the Bank’s achievement of the Strategic Imperative Strategies and detailed Action Items listed in the Strategic Business Plan (“SBP”) for the calendar year for which a payout under the Plan is made
•	Providing incentive awards that when combined with base salaries provide competitive total cash compensation to Bank employees
The Program is effective for the calendar year 2010.
Summary of the Plan
The Plan has two sets of goals: Bankwide performance goals (referred to as “Part I” goals) and individual/team goals (referred to as “Part II” goals). Part I goals are given greater weight for higher level employees, the logic being that higher level employees have a greater ability to influence Bankwide performance than lower level employees.
Part I Bankwide performance goals include:
•	Business with Members as measured by Member Borrowing Penetration; Member Product Usage; Business with Creditworthy Members; and Customer Satisfaction.

•	Profitability as measured by Net Interest Spread (NIS) and the Spread between Adjusted Return on Capital Stock (AROCS) and average 3 month LIBOR. NIS measures the core earnings potential of the Bank, while the Spread between AROCS and average 3 month LIBOR is a proxy for efficiency and potential return to shareholders.

•	Enterprise Value as measured by Economic Value of Capital Stock averaged over the year.

•	Risk Management as measured by Sox 404 Status and the Quality of Risk Management as assessed by the Board’s Risk Management Committee.
The combination of objectives for Profitability and Business with Members reflects the Bank’s cooperative structure whereby the Bank needs to satisfy the expectations of members as both shareholders and customers. Fulfilling that cooperative mission must be done in a prudent manner so as to preserve the par value of capital stock, which is the rationale for the Enterprise Value and Risk Management overlays. All employees should have a portion of their incentive potential tied to Bankwide performance so that everyone in the Bank, regardless of their role or level in the organization, thinks about delivering value to the members and managing the Bank’s risks.

Part II goals in the Plan generally would be linked to Action Plans in the Bank’s 2010 Strategic Business Plan. The nature of Part II goals would vary depending on the role and level in the organization an individual plays in the Bank. For example, an individual in the Enterprise Risk Management department might have Part II goals targeted at improving the Bank’s risk management infrastructure, while an employee in the Credit Sales department might be focused on developing new or enhanced products for the members.
Awards earned under the 2010 Plan would be paid in early 2011, subject to the Board’s Human Resources and Compensation Committee (“HRC”) approval as described below.
Detail — Annual Incentive Plan
The Plan includes two components:
•	Part I — Bank-wide financial and business maintenance/growth goals, customer satisfaction and risk management.
•	Part II — Individual and/or team achievement of non-financial objectives aimed at improving the Bank’s service to the shareholding members and operational effectiveness. These are tied to the SBP where possible.
All employees are included in the Plan except Internal Audit personnel, which has its own Plan. Each Part I goal has a threshold, target and maximum percentage award opportunity. The total incentive target is a weighted average of the two parts above. Each part of the reward is calculated independently. An employee’s pay level and market reference determines how the total target is split between the two parts.
The program is designed to emphasize overall Bank financial performance for higher levels in the organization and less on individual performance goals. As you move through the organization, the weightings shift from overall Bank financial performance to more of an emphasis on non-financial, operationally focused goals in order to provide a line of sight incentive to employees. The following table provides the weights and minimum, target and maximum percentage payouts or rewards for each level in the Bank.

	Min/Target/Max
	Reward as a % of	Part I	Part II
Classification	Base Salary	% of Target	% of Target
CEO	25 / 37.5 / 50	60%	40%
Executives	20 / 30 / 40	60%	40%
Leadership Team	20 / 25 / 30	60%	40%
	15 / 20 / 25
Sr. Manager/Sr. Professional	10 / 15 / 20	50%	50%
Professional	8 / 10 / 12	50%	50%
Jr. Professional	6 / 8 / 10	40%	60%
Staff	4 / 6 / 8	30%	70%

2010 Bank-wide Plan Goals
Nine Bank-wide goals will focus staff’s efforts on business with our members, profitability, enterprise value, and risk management. The following provides additional detail on each of the goals and the weightings for each.
Business With Members (40% Total Weight)
The Business with Members goal is focused on maintenance and preservation of the franchise. This is a four-part goal, with each sub-goal having a weight of 10%:
1)	Member Borrowing Penetration: Daily average number of borrowing members divided by the daily average of total members.
2)	Member Product Usage (“Touch Points”): Index of 11 “touch points” with members: advances, letter of credit (LOCs), deposits, safekeeping, MPF, advances via eAdvantage, member CD purchases, AHP grant and set-aside applications, survey contacts, and education (meetings, webinars, conferences etc.). Demand Deposit Accounts (“DDA”) and wire transfers are not included in the definition of “touch points” since all members are required to have a DDA, and the only way members can move funds out of the Bank (such as dividends) is through the Bank’s wire system.
3)	Business with Creditworthy Members: Ratio of advances and LOCs to assets. Ratio excludes members with Internal Credit Rating (“ICR”) scores of D, E, F and certain “large” volatile commodity members.
4)	Customer Satisfaction: This would be determined by a survey of the Bank’s customers conducted by Barlow & Associates, the same firm that did the 2007, 2008, and 2009 surveys for the Bank.

Profitability (25% Total Weight)
Profitability would be measured by two components:
1)	Spread between Adjusted Return on Capital Stock (AROCS) and average 3-month LIBOR, which would be a proxy for efficiency and potential return to shareholders. This would have a weight of 15%.
2)	Net Interest Spread (NIS), which would be a measure of the Bank’s core earnings. This would have a weight of 10%.
AROCS is defined as average capital stock divided into GAAP net income excluding the following items:
•	FAS 133 gains and losses except the gains and losses on swaps, swaptions, and caps and floors used to hedge the mortgage bank segment.
•	Expenses incurred in the current year to benefit future periods, including the loss on early extinguishment of debt. This would also include related amortization or accretion of basis adjustments.
•	Gains and losses on trading account securities, unless gains/losses are fully realized through subsequent sale of assets.
•	Gains and losses on financial instruments held at fair value. Generally this will be off-set by derivative gains and losses, which would also be excluded. These gains and losses would not be excluded if fully realized through subsequent sale of assets.
GAAP net income for purposes of this calculation would not be adjusted for:
•	FAS 133 gains and losses on hedging the mortgage bank segment; and
•	net realized gains and losses on the sale of securities.
Enterprise Value (15% Total Weight)
The measure will be based on quarterly Economic Value of Capital Stock averaged over the year. This measure ensures that management does not take measures to boost short-term income at the expense of long-term value of the Bank.

Risk Management (20% Total Weight)
This is a two-part goal, each with a weight of 10%:
1)	Sox 404 Status: Trigger for payout on this goal is no material weaknesses or significant deficiencies as identified in the Bank’s SOX 404 process. If there is no significant deficiency or material weakness, then a payment on this goal would be made; otherwise, no payment would be made on this goal.
2)	Overall Quality of Risk Management: As measured by the Risk Management Committee’s consideration and determination of the overall quality of the Bank’s risk governance; risk measurement, compliance, and reporting; ability to adapt to a changing economic and risk environment; comprehensiveness of its risk evaluation; efficiency of any mitigation efforts with due consideration to external factors affecting the relative difficulty of the task and any other important aspects of the Bank’s risk management efforts, such as remediation of exam and audit findings.

Achievements Levels of Part I Goals in the 2010 Plan
The threshold, target, and maximum achievements levels for the Part I goals in the 2010 Plan are presented in the following table. The achievement levels are calibrated based on results from previous years and projections in the Bank’s 2010 Strategic Business Plan.
TABLE 1

2010 Bank-wide Part I Goals	Threshold	Target	Maximum

Business with Members (40% Total Weight)
Member Borrowing Penetration (10% Weight)	66%	69%	72%
Member Product Usage Index (“Touch Points”) (10% Weight)	1.8	2.1	2.4
Advance+LOCs to Assets Ratio with Creditworthy Members Less Large Volatile Accounts (10% Weight)	5.0%	5.4%	5.8%
Member Satisfaction (10% Weight)	At Least	At Least	At least
	85%	88%	91%
	“satisfied”	“satisfied”	“satisfied
			with 70%
			Very
			Satisfied

Profitability (25% Total Weight)
Spread Between Adjusted Return on Capital Stock and Average 3-month LIBOR (15% Weight)	3.00%	3.50%	4.00%
Net Interest Spread (10% Weight)	0.20%	0.25%	0.30%

Enterprise Value (15% Total Weight)
Economic Value Capital Stock (EVCS) measured quarterly and averaged at year-end	>=100	>=103	NA

Risk Management (20% Total Weight)
SoX 404 Status: No Material Weaknesses or Significant Deficiencies for fiscal year 2010 (10% Weight)	If there is no material weakness or significant deficiency, payout on this goal will be at “target”; otherwise, there will be no payout on this goal
Overall Quality of Risk Management (10% Weight)	As Determined by the Board of Director’s Risk Management Committee

II. RESPONSIBILITY FOR PLAN ADMINISTRATION
Given the environment in which the Bank operates, the HRC will review achievement on the incentive goals quarterly and consider changes to the goals as appropriate. Structural changes in the financial services sector driven by factors largely outside the Bank’s control (such as legislative changes or additional government intervention in the financial markets) may necessitate wholesale changes in how the Bank’s executives and other employees are rewarded.
Notwithstanding the formulaic computations of Plan payouts based on incentive goal achievement levels, actual payouts under the Plan are subject to the HRC’s review and approval and are made at the HRC’s discretion.
The HRC may consider a variety of objective and subjective factors to decide on the appropriate payouts including but not limited to: the Bank’s dividend level; management’s remediation of examination findings; the Bank’s attainment of mission-achievement goals; compliance with laws and regulations; operational errors or omissions that result in material revisions to the financial results and information submitted to the Federal Housing Finance Agency (FHFA) and the SEC; and the timely submission of information to the SEC, Office of Finance, and/or FHFA.
The Bank’s Board of Directors is ultimately responsible for the Plan. The HRC has the full power and authority of the Board to construe, interpret and administer the Plan. Any decision arising out of or in connection with the construction, interpretation or administration of the Plan lies within the HRC’s absolute discretion and is binding on all parties.
The HRC shall:
•	Approve Bank-wide financial and business maintenance/growth Plan goals.
•	Approve the range of potential payout opportunities for Plan participants.
•	After the end of a calendar year, approve any payouts.
•	Render any decisions necessary with regard to the interpretation of the Plan.
Day-to-day administration of the Plan is delegated to those in the Bank responsible for the Human Resources function.

III. ELIGIBILITY
All regular full-time and part-time employees, except full-time and part-time employees in the Internal Audit Department, temporary or contract employees or temporary agency employees are eligible to participate in this Plan.
A participant must achieve a “meets expectations” or higher evaluation of overall job performance for the calendar year with respect to which a payout is being made to be eligible for any payout and the participant must not be subject to any disciplinary action or probationary status at the time of payout. Furthermore, if a participant fails to comply with regulatory requirements or standards, internal control standards, the standards of his or her profession, any internal Bank standard, or fails to perform responsibilities assigned under the Bank’s SBP, the HRC may determine the participant is not eligible to receive part or all of any payout depending on the severity of the failure, as determined by the HRC.
IV. PLAN GOALS
Incentive awards under the Plan will be based on the attainment of annual Part I and Part II objectives. See earlier section on Detail — Annual Incentive Plan for more specifics. Each calendar year the HRC shall establish one or more Plan goals for Part I, consistent with the SBP for the calendar year. To the extent the HRC establishes more than one goal, each goal will be weighted. Part I shall have a threshold, target and maximum level of performance.
One or more Part II goals will be developed for each participant based upon the Strategic Imperative Action Steps at the individual and/or team level. Managers shall establish such goals and measurable target levels of performance, review goals with an employee on a regular basis, and evaluate an employee’s goal performance at the end of the calendar year for purposes of determining the award under Part II. Part II shall have a zero to maximum level of payout opportunity based on performance in achieving Part II goals.
Parts I and II goals are established for a Plan Year. Recognizing that circumstances and priorities may change, management may submit to the HRC revisions to Part I goals. The HRC will evaluate and make a recommendation to the Board regarding whether the Part I goals will be amended. Management may authorize changes to Part II goals throughout a Plan Year as priorities and circumstances dictate.
V. PAYOUT OPPORTUNITY
Certain positions have a greater and more direct impact than others on the achievement of the Bank’s performance. Varying the incentive opportunities for different participants recognizes these differences.

The Plan is designed to emphasize overall Bank financial performance for higher-level positions in the Bank, and to emphasize individual and/or team performance for lower-level positions.
VI. PAYOUT DETERMINATION
1.	As soon as feasible after the conclusion of each calendar year, the Committee, after considering the Bank’s performance against its Part I goals, shall approve the payout under Part I, if any, to be paid for the preceding calendar year. No benefit is earned and payable until the HRC approves the payout and no employee has any right to any Incentive payment until that time.
2.	As soon as feasible after conclusion of each calendar year, the responsible manager will determine the achievement and performance levels of Part II goals for participants. Executive Management of the Bank will review, approve and submit to Human Resources the Part II payouts for their areas of responsibility. Executive Management and Human Resources will together calibrate the Part II payouts across the Bank. Human Resources, after considering each participant’s performance against that individual’s Part II goals, shall recommend to the HRC for approval the payout levels under Part II. Each manager responsible for developing Part II goals for participants is also responsible for submitting the employee’s Part II goal results to Human Resources.
If a member of the Leadership Team, or any of that Leadership Team member’s managers or supervisors, fails to meet the deadline for completing employee job and goal performance reviews and submitting them to the Human Resources Department, then that individual will have his/her Plan payout(s) withheld until such time that all performance reviews are completed and submitted for the Leadership Team member’s department.
3.	Payout amounts approved under Parts I and II are determined based on the participant’s base pay for the calendar year with respect to which the payout is being made. A participant who has a hire date prior to the beginning of the calendar year is eligible to receive a full payout. A participant who has a hire date after the beginning of the calendar year with respect to which the payment is being made is eligible to receive a prorated payout based on the number of full months of service completed in the calendar year. A participant hired on or after October 1 of the calendar year for which payment is being made is not eligible to receive a payout for the calendar year in which they were hired.

4.	Unless otherwise directed by the HRC, payments under the Plan shall be made as soon as possible after payout approval has been received. All payments under the Plan shall in any event be made by the end of the calendar year in which payout approval has been received. Appropriate provisions shall be made for any taxes that the Bank determines are required to be withheld from any payment under applicable laws or other regulations of any governmental authority, whether federal, state or local.
5.	A participant who terminates employment with the Bank for any reason other than death, disability or attaining normal retirement age (or an agreed upon retirement date) during a calendar year or after the calendar year but before approval of the payout for the calendar year will not be eligible for a payout. If a participant ceases employment due to death, disability or attaining normal retirement age (or an agreed upon retirement date) during a calendar year or after the calendar year but before payout approval for the calendar year, the HRC has the sole discretion to determine whether a payout is made to the participant. For purposes of this paragraph, the terms “disability” and “normal retirement age” shall have the same meaning as under the Bank’s pension plan.
6.	A participant who is transferred, promoted, or demoted during a calendar year may receive a payout with respect to that calendar year that is prorated based on the actual months worked in each position during the calendar year.
7.	Each payment shall be from the general assets of the Bank.
VII. MISCELLANEOUS PROVISIONS
1.	The Plan, in whole or in part, may at any time or from time to time be amended, suspended or reinstated and may at any time be terminated.
2.	No amendment, suspension or termination of the Plan shall, without the consent of the participants, affect the rights of the participants to any payout previously approved by the HRC.
3.	Neither the adoption of the Plan nor its operation in any way affects the right and power of the Bank to dismiss, or otherwise terminate the employment of any participant at any time for any reason, with or without cause.
4.	No participant has the right to alienate, assign, encumber, or pledge his or her interest in any payout under the Plan, voluntarily or involuntarily, and any attempt to do so is void.
5.	This document is a complete statement of the Plan and supersedes all prior plans, representations and proposals written or oral relating to its subject matter. The Bank is not bound by or liable to any participant for any representation, promise or inducement made by any person which is not expressed in this document.

6.	This Plan shall not be considered a contract of employment and nothing in the Plan shall be construed as providing participants any assurance of continued employment for any definite period of time, nor any assurance of current or future compensation. This Plan shall not, in any manner, limit the Bank’s right to terminate compensation and/or employment at its will, with or without cause.
7.	Participation in the Plan and the right to receive awards under the Plan shall not give a participant any proprietary interest in the Bank or any of its assets. Nothing contained in the Plan shall be construed as a guarantee that the assets of the Bank shall be sufficient to pay any benefits to any person. A participant shall for all purposes be a general creditor of the Bank.
8.	In the event that one or more of the provisions of this Plan shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
9.	Waiver by the Bank or any participant of any breach or default by the other of any of the terms of this Plan shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Plan shall be implied from any course of dealing between the Bank or any participant or from any failure by either to assert its or his rights hereunder on any occasion or series of occasions.
10.	The Plan shall be construed in accordance with and governed by the State of Iowa except to the extent superseded by federal law.